Exhibit 10.5
METHODE ELECTRONICS, INC.
2007 CASH INCENTIVE PLAN
RSA TANDEM CASH AWARD
FORM AWARD AGREEMENT
     This Cash Incentive Award Agreement (the “Agreement”), effective as of September 13, 2007 (the “Effective Date”), is entered into by and between Methode Electronics, Inc., a Delaware corporation (the “Company”), and _________________ (“Grantee”).
     WHEREAS, the Company desires to reward Grantee for his services to the Company and to encourage him to continue to work for the benefit of the Company in a manner that will benefit all Company shareholders.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations hereinafter set forth, the Company agrees to pay Grantee certain cash amounts under the Company’s 2007 Cash Incentive Plan (the “Plan”) on the terms and conditions set forth herein.
     1. Award Amount. The Company shall pay to Grantee a cash award (the “Cash Award”) based on achievement of performance criteria based on return on invested capital (“ROIC”) achieved during the three-year period ending on May 1, 2010 (the “Vesting Date”) and net sales growth by the Company. In calculating net sales growth, the net sales in fiscal 2007 (the “Base Year”) shall be compared to the net sales in the fiscal year ending on the Vesting Date (the “Final Year”). The amount of the Cash Award, if any, shall be based upon the percentage corresponding to the Company’s actual performance as set forth on Exhibit A (“Performance Percentage”), and the number of shares of restricted stock awarded to Grantee pursuant to the Performance Based RSA Award Agreement dated as of the date hereof (the “RSA Award Agreement”). The Cash Award shall be calculated according to the following formula: Cash Award = (Performance Percentage) x (____________ shares) x (May 1, 2010 closing price of the Common Stock of the Company). Grantee must remain an employee of the Company between the Effective Date and May 1, 2010.
     Unless the Award is properly deferred under the terms of the Plan, the Award shall be paid to the Grantee within 2 1/2 months after the end of the Company’s or the Grantee’s taxable year in which the Grantee became entitled to the Award payment. The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law.
     2. Deferrals. The Grantee may defer receipt of his Award, subject to the deferral rules under the Plan and applicable law.
     3. Payment Acceleration. Payment of the Award hereunder shall accelerate if the Grantee’s employment with the Company and its Subsidiaries and Affiliates is terminated due to: (i) retirement on or after his sixty-fifth birthday; (ii) retirement on or after his fifty-fifth birthday with consent of the Company; (iii) retirement at any age on account of total and permanent disability as determined by the Company; or (iv) death. If payment is accelerated, payment of the Award shall be made on a pro rata basis based on ROIC performance to date and based on net sales in the four most recently completed fiscal quarters, as calculated pursuant to the RSA Award Agreement.

     4. Change of Control. Payment of any outstanding Award shall be accelerated immediately following a Change of Control. If payment is accelerated, payment of the Award shall be made on a pro rata basis, based on based on ROIC performance to date and based on net sales in the four most recently completed fiscal quarters, as calculated pursuant to the RSA Award Agreement.
     5. Adjustments for Acquisitions or Dispositions. In the event of any acquisition of one or more businesses during the Base Year, the net sales of the acquired business(es) for such full fiscal year (including pre-acquisition sales) will be included in the Base Year net sales. In the event of any disposition (or related dispositions as determined by the board of directors) with Base Year net sales in the aggregate in excess of Fifty Million Dollars ($50,000,000) (a “Large Disposition”), the net sales of such business(es) will be deducted from the Base Year net sales and the Final Year net sales, if any. For all acquisitions and all dispositions other than a Large Disposition, the net sales of such businesses will be offset against each other. In such calculation, the net sales for the twelve months prior to the closing will be used for dispositions and the net sales for the full fiscal year of the transaction (including pre-acquisition sales) will be used for acquisitions. After offsetting such net sales, if such amount is greater than Fifty Million Dollars ($50,000,000), such amount will be deducted from the Final Year net sales.
     6. Construction. This Agreement is subject to the terms of the Plan and shall be construed in accordance therewith. All capitalized and undefined terms herein are subject to the definitions contained in the Plan. The construction and operation of this Agreement are governed by the laws of the State of Illinois without regard to any conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction, and any litigation arising out of this Agreement shall be brought in the Circuit Court of the State of Illinois or the United States District Court for the Eastern Division of the Northern District of Illinois.
     7. Amendment. This Agreement may be amended at any time by written agreement between the Company and Grantee. Any such amendment shall be made pursuant to a resolution of the Compensation Committee of the Company’s Board of Directors.
     8. Funding. Cash payments under this Agreement shall constitute general obligations of the Company. Grantee shall have only an unsecured right to payment thereof out of the general assets of the Company.
     9. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.
     10. Dispute Resolution. The parties initially shall attempt to resolve by direct negotiation any dispute, controversy or claim arising out of or relating to this Award Agreement or its breach or interpretation (each, a “Dispute”). For purposes of this negotiation, the Company shall be represented by one or more of its independent directors appointed by the Board of Directors. If the parties are unable to resolve the Dispute by direct negotiation within 30 days after written notice by one party to the other of the Dispute, the Dispute shall be settled by submission by either party of the Dispute to binding arbitration in Chicago, Illinois (unless the parties agree in writing to a different location), before a single arbitrator in accordance with the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect. The decision and award made by the arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof. Each party shall pay: the fees of his or its attorneys; the expenses of his or its witnesses; and all other expenses connected with presenting his or its case. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration hearing, administrative fees, the fees of the arbitrator, and all other fees and costs shall be borne equally by the parties.
     11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     12. Entire Agreement. This Agreement supersedes and cancels all prior written or oral agreements and understandings relating to the terms of this Agreement.

GRANTEE	METHODE ELECTRONICS, INC.

By:

Paul G. Shelton, Compensation Committee Chairman
[_________________________]